Exhibit 10.1

Alight, Inc.
2021 Omnibus Incentive Plan

Notice of Restricted Stock Unit Grant
(Director)
You (the “Grantee”) have been granted the following award of restricted stock units (the “Restricted Stock Units”), with respect to Class A common stock, par value $0.0001 per share (the “Common Shares”), by Alight, Inc. (the “Company”), pursuant to the Alight, Inc. 2021 Omnibus Incentive Plan (the “Plan”) and the terms set forth in the attached Restricted Stock Unit Award Agreement:
Name of Grantee:    %%FIRST NAME MIDDLE NAME LAST NAME%-%
Effective Date of Grant:    %%OPTION_DATE,'Month DD, YYYY'%-%
Number of Restricted Stock Units Subject
to the Award:    %%TOTAL_SHARES_GRANTED,'999,999,999'%-%
Vesting:    Subject to the terms of the Plan and the Restricted Stock Unit Award Agreement attached hereto, the Restricted Stock Units shall vest on the first anniversary of the Effective Date of Grant, subject to the Grantee’s continued Active Service (as defined in the Restricted Stock Unit Award Agreement attached hereto) from the Effective Date of Grant through the applicable vesting date.
By your electronic acceptance/signature below, you agree and acknowledge that the Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and the attached Restricted Stock Unit Award Agreement, which are incorporated herein by reference, and that you have been provided with a copy of the Plan and Restricted Stock Unit Award Agreement. You must affirmatively acknowledge and accept the terms and conditions of this grant of Restricted Stock Units, including the terms of this Notice of Restricted Stock Unit Grant and the Restricted Stock Unit Award Agreement, within thirty (30) days following the date the grant is issued. A failure to acknowledge and accept the Restricted Stock Unit Award within such 30-day period may result in forfeiture of the Restricted Stock Unit Award, effective as of the 30th day following the Effective Date of Grant.

Agreed to and Signed by:
%%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%

Alight, Inc.
2021 Omnibus Incentive Plan

Restricted Stock Unit Award Agreement

Section 1. GRANT OF RESTRICTED STOCK UNITS
(a) Restricted Stock Units. On the terms and conditions set forth in the Notice of Restricted Stock Unit Grant and this Restricted Stock Unit Award Agreement (the “Agreement”), the Company grants to the Grantee on the Effective Date of Grant the Restricted Stock Units set forth in the Notice of Restricted Stock Unit Grant.
(b) Plan and Defined Terms. The Restricted Stock Units are granted pursuant to the Plan. All terms, provisions, and conditions applicable to the Restricted Stock Units set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in the Notice of Restricted Stock Unit Grant or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.
Section 2. FORFEITURE AND VESTING
(a)Forfeiture. Except as otherwise provided in the Grantee’s employment, director services or similar agreement in effect at the time of the employment or service termination, if the Grantee’s Active Service (as defined below) is terminated by the Company or its Affiliates for any reason other than due to Grantee’s death or Disability or by the Grantee for any reason, the Grantee shall, for no consideration, forfeit the Restricted Stock Units to the extent such Restricted Stock Units have not yet vested at the time of such termination.
(b)Transfer Restrictions. Prior to the time that Common Shares have been delivered to the Grantee, the Grantee may not transfer, pledge, sell or otherwise dispose of this Award or the Common Shares issuable in respect of this Award, except that, upon receiving written permission from the Committee or its duly authorized designee, the Grantee may, by delivering written notice to the Company, in a form approved by the Company, designate a third party who, on the Grantee’s death, will thereafter be entitled to receive the Common Shares issuable in respect of this Award, and in the absence of such a designation, the Grantee’s executor or administrator of the Grantee’s estate will be entitled to receive any Common Shares or other consideration that vested but was not issued before the Grantee’s death. For example, the Grantee may not use Common Shares that may be issued in respect of the Restricted Stock Units as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to the Grantee of Common Shares in respect of the Grantee’s vested Restricted Stock Units.
(c)Holding Period. If and when (i) the Grantee is subject to the Alight, Inc. Equity Interest Ownership Policy, and (ii) the Grantee does not hold Common Shares or other “equity interests” (as defined in the Alight, Inc. Equity Interest Ownership Policy), as applicable, with a value sufficient to satisfy the applicable equity interest ownership guidelines of the Company in place at that time, then Grantee must retain 100% of the Common Shares acquired by Grantee as a result of the settlement of Restricted Stock Units (excluding from the calculation any Common Shares withheld for purposes of satisfying Grantee’s tax obligations in connection with such settlement) until such time as the value of the Common Shares remaining in Grantee’s possession following any sale, assignment, pledge, exchange, gift or other transfer of the Common Shares shall be sufficient to meet any applicable equity interest ownership guidelines of the Company in place at that time. For the avoidance of doubt, at any time when Grantee holds, in the aggregate, Common Shares or other “equity interests”, as applicable, with a value sufficient to satisfy the applicable equity interest ownership guidelines of the Company in place at that time, Grantee may enter into a transaction with respect to any Common Shares acquired by Grantee as a result of the settlement of the Restricted Stock Units without regard to the holding period requirement contained in this Section 2(c) so long as Grantee shall continue to satisfy such equity interest ownership guidelines following such transaction.
(d)Vesting.

(i)The Restricted Stock Units shall vest in accordance with the Notice of Restricted Stock Unit Grant and the terms of this Agreement.
(ii)If the Grantee’s Active Service is terminated due to the Grantee’s death or Disability, the Restricted Stock Units will immediately accelerate and fully vest and become free of the forfeiture and transfer restrictions contained in this Agreement (except as otherwise provided in Section 2. (b) of this Agreement).
(iii)The Restricted Stock Units will immediately accelerate and become fully vested, if the Grantee experiences a Termination that is the result of a termination by the Company or any of its Subsidiaries for reasons other than Cause (and not due to death or Disability) at any time on or within six (6) months prior to a Change in Control or within eighteen (18) months following a Change in Control.
(iv)All unvested Restricted Stock Units as of the date of termination of the Grantee’s Active Service which do not become vested, pursuant to this Section 2(d) , shall be forfeited, for no consideration as of the date of termination of the Grantee’s Active Service.
(v)The term “Active Service” means the period during which the Grantee is actively employed by or providing services to the Company or an Affiliate; provided, however, that Active Service shall not include any period during which the Grantee is on garden leave, completing a notice period or receiving severance pay.
(vi)Any Restricted Stock Units granted under this Award shall remain subject to the clawback provisions in the Plan and any similar policies contemplated therein, including similar policies adopted by the Board or the Committee and as in effect from time to time.

Section 3. DATE OF ISSUANCE
The Company shall issue to the Grantee one (1) Common Share for each Restricted Stock Unit that vests, if any, as soon as practicable following the applicable vesting date(s) and in any event within thirty (30) days following the vesting date. The form of delivery (e.g., a share certificate or electronic entry evidencing such shares) shall be determined by the Company.
Section 4. SHAREHOLDER RIGHTS
Except as otherwise provided herein, the Grantee shall have no rights as a shareholder with respect to any Common Shares covered by any Restricted Stock Unit unless and until the Grantee has become the holder of record of such Common Shares.
Section 5. DIVIDEND EQUIVALENTS
(a) Any dividends paid with respect to the Common Shares underlying the unvested Restricted Stock Units shall not be paid to the Grantee but shall be held by the Company.
(b) The Company shall record the amount of such dividends as dividend equivalents in a bookkeeping account, which dividend equivalents shall be subject to the same vesting conditions as the Restricted Stock Units to which they relate.
(c) Any dividend equivalents held in the bookkeeping account pursuant to this Section 5 which are attributable to Restricted Stock Units which vest pursuant to this Agreement shall be paid to the Grantee within ninety (90) days of the applicable vesting date.
(d) Dividend equivalents attributable to Restricted Stock Units forfeited pursuant to Section 2 of this Agreement shall be forfeited to the Company on the date such Common Shares are forfeited.
Section 6. RESTRICTIVE COVENANTS
    The Grantee acknowledges and recognizes the highly competitive nature of the business of the Company and accordingly agrees to the Restrictive Covenants contained in Appendix A to this Agreement and/

or incorporated herein by reference. The Grantee acknowledges and agrees that the Company’s remedies at law for an actual or threatened breach of any of the provisions of Appendix A would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, the Grantee agrees that, in the event of such a breach or threatened breach by the Grantee, regardless of whether the Common Shares underlying the Restricted Stock Units have been sold or transferred and in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
Section 7. MISCELLANEOUS PROVISIONS
(a)Tax Withholding. Pursuant to Section 12(d) of the Plan, the Committee shall have the power and right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes (including the Grantee’s FICA obligations) required by law to be withheld with respect to this Award. The Committee may condition the delivery of Common Shares upon the Grantee’s satisfaction of such withholding obligations. The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Common Shares or by having the Company withhold Common Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including payroll taxes) that could be imposed on the transaction, and, to the extent the Committee so permits, amounts in excess of the minimum statutory withholding to the extent it would not result in additional accounting expense. Such election shall be irrevocable, made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
(b)Ratification of Actions. By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and Notice of Restricted Stock Unit Grant by the Company, the Board or the Committee.
(c)Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.
(d)Choice of Law. This Agreement and the Notice of Restricted Stock Unit Grant shall be governed by, and construed in accordance with, the laws of Delaware, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Notice of Restricted Stock Unit Grant to be governed by or construed in accordance with the substantive law of another jurisdiction.
(e)Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(f)Waiver. The Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee or any other Grantee.
(g)Arbitration. Any dispute or claim arising out of or relating to the Plan, this Agreement or the Notice of Restricted Stock Unit Grant shall be settled by binding arbitration before a single arbitrator in Chicago, Illinois and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the Plan, this Agreement and the Notice of Restricted Stock Unit Grant, provided that all substantive questions of law shall be determined in accordance with the state and federal laws applicable in Delaware, without regard to internal principles relating to conflict of laws.
(h)Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 10(b) of the Plan may be made without such written agreement.
(i)Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.
(j)Unsecured Obligation. This Award is unfunded, and as a holder of a vested Award, the Grantee shall be considered a general, unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Agreement.
(k)References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended from time to time.
(l)Section 409A Compliance. Notwithstanding anything herein or in the Plan to the contrary, the Restricted Stock Units granted pursuant to this Agreement are intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the Restricted Stock Units granted under this Agreement are exempt from or compliant with Section 409A of the Code and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

Appendix A
Restrictive Covenants
1.Non-Competition; Non-Solicitation; Non-Disparagement.
(a)The Grantee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Subsidiaries, and accordingly agrees as follows:
(i)During the Grantee’s employment or service with the Company or any of its Affiliates or Subsidiaries (the “Service Term”) and for the Restricted Period (as defined in Appendix A-1), the Grantee will not, whether on the Grantee’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (for the purposes of this Appendix A, a “Person”), directly or indirectly solicit or assist in soliciting any business of the same type or kind as the Covered Business performed by the Restricted Group from or with respect to (A) clients or customers of the Restricted Group with respect to whom the Grantee provided services, either alone or with others, or had a business relationship, or on whose account the Grantee worked or became familiar, or supervised directly or indirectly the servicing activities with respect to that client or customer, during (x) the twenty-four month period prior to the last day of the Grantee’s Service Term (the “Termination Date”) or (y) if shorter, the Service Term, and further provided such clients or customers were clients or customers of the Restricted Group either on such Termination Date or during the twenty-four months prior thereto, and (B) prospective clients or customers of the Restricted Group which the Grantee alone, in combination with others, or in a supervisory capacity, solicited during the eighteen months prior to the Termination Date or, if shorter, during the service term.
(ii)During the Service Term and the Restricted Period, the Grantee will not directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant:
(A)engage in, acquire a financial interest in, or otherwise become actively involved with any Person engaged in the Covered within any country where the Restricted Group engages, or plans to engage, in the Covered Business as of the Grantee’s Termination Date; or
(B)intentionally and adversely interfere with, or intentionally attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors.
(iii)Notwithstanding anything to the contrary in this Appendix A, the Grantee may, directly or indirectly own, solely as an investment, securities of any Person engaged in the Covered Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Grantee (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 2% or more of any class of securities of such Person.
(iv)During the Employment Term and the Restricted Period, the Grantee will not, whether on the Grantee’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
(A)solicit or encourage any employee of the Restricted Group to leave the employment of the Restricted Group;
(B)hire or cause to be hired any executive-level employee (i.e., Vice President management level and above or other equivalent role or function) who was employed by the Restricted Group as of the Grantee’s Termination Date or who left the employment of the

Restricted Group coincident with, or within one (1) year prior to, or after, the Grantee’s Termination Date; or
(C)encourage any consultant of the Restricted Group to cease working with the Restricted Group.
(v)For purposes of this Agreement:
(A)“Covered Business” means (1) developing and implementing software and services solutions for, and providing (w) health and welfare (including participant advocacy, healthcare navigation, benefits guidance, reimbursement accounts, COBRA/direct billing, dependent verification, Medicare enrollment services and other ancillary point solutions services) and retirement (including any defined contribution participant financial advisory, financial education and self-directed brokerage account services and other ancillary point solutions services) benefits administration services, (x) health, wealth and financial well-being and well-being engagement services, (y) employee engagement platforms and related services, including portal services (e.g., Alight Worklife), communications, total rewards employee benefits marketplace and health and wealth partner networks, and (z) leave administration, disability management and related services, (2) human resource and other related communications consulting services, and/or (3) such businesses (not described in (1) or (2) above) in which the Restricted Group engages or has plans to engage (as evidenced by the investment of time or resources therein), in each case, as of the Grantee’s Termination Date.
(B)“Restricted Group” means, collectively, the Company and its Affiliates.
(b)During the Employment Term and at all times thereafter, the Grantee agrees not to make, or cause any other person to make, any communication that is intended to disparage, or has the effect of disparaging, the Company or any of its Affiliates, Subsidiaries, agents, shareholders, members, or advisors (or any of its or their respective employees, officers or directors) (it being understood that communication made in the Grantee’s good faith performance of the Grantee’s duties hereunder shall not be deemed disparaging for purposes of this Agreement). Nothing set forth herein shall be interpreted to prohibit the Grantee from responding truthfully to incorrect public statements, making truthful statements when required by law, subpoena or court order and/or from responding to any inquiry by any regulatory or investigatory organization.
(c)In signing this Agreement, the Grantee gives the Company and its Affiliates assurance that the Grantee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 1. The Grantee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Grantee from obtaining other suitable employment during the period in which the Grantee is bound by the restraints. The Grantee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its Affiliates and that the Grantee has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Grantee further covenants that the Grantee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 1. It is also agreed that the Company’s Affiliates will have the right to enforce all of the Grantee’s obligations to such Affiliates under this Agreement, including, without limitation, pursuant to this Section 1.
(d)It is expressly understood and agreed that although the Grantee and the Company and its Affiliates consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against the Grantee, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such
Appendix A-2

maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(e)The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which the Grantee is in breach of the terms hereof as determined by any court of competent jurisdiction on the application for injunctive relief of the Company or any other member of the Restricted Group.
(f)The provisions of Section 1 hereof shall survive the termination of the Grantee’s employment or service for any reason.
2.Confidentiality; Intellectual Property.
(a)Confidentiality.
(i)The Grantee will not at any time (whether during or after the Grantee’s employment with or service to the Company or any of its Affiliates or Subsidiaries) (A) retain or use for the benefit, purposes or account of the Grantee or any other Person; or (B) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company or any of its Affiliates and Subsidiaries (other than the Grantee’s professional advisers who are bound by confidentiality obligations or otherwise in performance of the Grantee’s duties under the Grantee’s employment or service and pursuant to customary industry practice), any non-public, proprietary or confidential information -- including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company or any of its Affiliates or Subsidiaries and/or any third party that has disclosed or provided any of same to the Company or any of its Affiliates or Subsidiaries on a confidential basis (“Confidential Information”), without the prior written authorization of the Board.
(ii)“Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of the Grantee’s breach of this covenant; (B) made legitimately available to the Grantee by a third party without breach of any confidentiality obligation of which the Grantee has knowledge; or (C) required by law to be disclosed; provided that with respect to subsection (C) the Grantee shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company or any of its Affiliates or Subsidiaries to obtain a protective order or similar treatment.
(iii)Except as required by law, the Grantee will not disclose to anyone, other than the Grantee’s family (it being understood that, in this Agreement, the term “family” refers to the Grantee, the Grantee’s spouse, children, parents and spouse’s parents) and advisors, the existence or contents of this Agreement; provided that the Grantee may disclose to any prospective future employer or service recipient the provisions of this Appendix A. This Section 2(a)(iii) shall terminate if any member of the Restricted Group publicly discloses a copy of this Agreement (or, publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed).
(iv)Upon termination of the Grantee’s employment with or service to the Company or any of its Affiliates or Subsidiaries for any reason, the Grantee shall (A) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or its Subsidiaries or Affiliates; and (B) immediately destroy, delete, or return to the Company, at the
Appendix A-3

Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Grantee’s possession or control (including any of the foregoing stored or located in the Grantee’s office, home, laptop or other computer, whether or not the Company’s property) that contain Confidential Information, except that the Grantee may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.
(v)18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
(vi)Nothing in this Agreement shall prohibit or restrict the Grantee from, or shall be interpreted so as to impede the Grantee (or any other individual) from, reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. The Grantee does not need the prior authorization of the Company or any of its Affiliates or Subsidiaries to make any such reports or disclosures, and the Grantee shall not be required to notify the Company or any of its Affiliates or Subsidiaries that such reports or disclosures have been made.
(b)Intellectual Property.
(i)If the Grantee creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, at any time during the Grantee’s employment by or service to the Company or any of its Affiliates or Subsidiaries and within the scope of such employment or service and/or with the use of any resources of the Company or any of its Affiliates or Subsidiaries (“Company Works”), the Grantee shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all of the Grantee’s right, title, and interest therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition, other intellectual property laws, and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company. If the Grantee creates any written records (in the form of notes, sketches, drawings, or any other tangible form or media) of any Company Works, the Grantee will keep and maintain same. The records will be available to and remain the sole property and intellectual property of the Company or its Affiliate or Subsidiary (as applicable) at all times.
(ii)The Grantee shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s or its Affiliate’s or Subsidiary’s expense (but without further remuneration) to assist the Company or its Affiliate or Subsidiary in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the rights of the Company or its Affiliates or Subsidiaries in the Company Works.
(iii)The Grantee shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company or any of its Affiliates
Appendix A-4

or Subsidiaries any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. The Grantee shall comply with all relevant policies and guidelines of the Company or its Affiliates or Subsidiaries that are from time to time previously disclosed to the Grantee, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest.
(c)The provisions of Section 2 hereof shall survive the termination of the Grantee’s employment or service for any reason.

Appendix A-5

Appendix A-1
Restricted Period
Unless otherwise provided herein, the Restricted Period shall be two (2) years following the date that the Grantee ceases to be employed by or providing services to the Company or any of its Affiliates or Subsidiaries. Notwithstanding the preceding sentence, solely for purposes of the covenants set forth in Section 1(a)(ii) of Appendix A, the table below specifies the number of months of the Restricted Period applicable to the Grantee following the date that the Grantee ceases to be employed by or providing services to the Company or any of its Affiliates (such period, the “Non-Competition Restricted Period”). The Grantee’s Non-Competition Restricted Period shall be designated by the Grantee’s function and role as performed for the Company or any of its Affiliates or Subsidiaries at the time of such Grantee’s termination of employment or service and as determined by the Company in accordance with the table below. The Non-Competition Restricted Period shall commence from the date the Grantee ceases to be employed by or providing services to the Company or any of its Affiliates or Subsidiaries.

Non-Competition Restricted Period
Member of the Board of Directors	For this grant only, Section 1(a)(ii) of Appendix A does not apply to Members of the Board of Directors who are also not employees of the Company or any of its Affiliates.